Exhibit (d)(1)(v)

March 15, 2010

ING Variable Portfolios, Inc.

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258-2034

Re:	Advisory Fee Waiver

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, ING Investments, LLC (“ING Investments”), the Adviser to ING Russell™ Large Cap Growth Index Portfolio and ING Russell™ Large Cap Value Index Portfolio (together, the “Portfolios”), agrees that ING Investments shall, from March 15, 2010 through and including May 1, 2011, waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Portfolios shall be as follows:

	Maximum Operating Expense Ratios (as a percentage of average net assets)
Name of Fund	Adviser Class	Class I	Class S	Class S2
ING Russell™ Large Cap Growth Index Portfolio	1.00%	0.50%	0.75%	0.90%
ING Russell™ Large Cap Value Index Portfolio	1.00%	0.50%	0.75%	0.90%

ING Investments acknowledges that any fees waived or expenses reimbursed during the term of this Agreement shall not be eligible for recoupment at any time in the future.

ING Investments, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

Your signature below acknowledges acceptance of this Agreement:

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Variable Portfolios, Inc.

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Investments, LLC